UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2026

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10765	23-2077891
(State or other jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, Pennsylvania 19406

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock	UHS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 17, 2026, in connection with its acquisition of Talkspace, Inc., a Delaware corporation (“Talkspace”), Universal Health Services, Inc., a Delaware corporation (the “Company”), borrowed $400 million under a delayed draw term loan facility (the “DDTL Facility”) established pursuant to the Credit Agreement, dated as of November 15, 2010, and as amended and restated at various times from March, 2011 to July, 2026, among the Company, as borrower, the several banks and other financial institutions or entities from time to time parties thereto, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”).

Additional funds were borrowed in connection with the Talkspace acquisition under the revolving credit facility under the Credit Agreement (the “Revolving Credit Facility”). The material terms of the Credit Agreement were previously reported under Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Capital Resources – Credit Facilities and Outstanding Debt Securities in the Company’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2026, and are incorporated herein by reference. The borrowings under the DDTL Facility and the Revolving Credit Facility constitute direct financial obligations of the Company.

Item 8.01	Other Events.

On August 17, 2026 (the “Closing Date”), the Company completed the transactions (the “Transactions”) contemplated by that certain Agreement and Plan of Merger, dated as of March 9, 2026 (the “Merger Agreement”), by and among the Company, UHS Merger Subsidiary, Inc., a Delaware corporation and indirect wholly owned subsidiary of the Company (“Merger Sub”), and Talkspace, whereby Merger Sub merged with and into Talkspace with Talkspace being the surviving corporation in the merger (the “Merger”). As a result of the Merger, Talkspace became an indirect, wholly-owned subsidiary of the Company.

At the effective time of the Merger, each share of Talkspace common stock, par value $0.0001 per share (“Talkspace Common Stock”) (other than shares of Talkspace Common Stock canceled pursuant to the Merger Agreement), automatically converted into the right to receive $5.25 in cash, without interest. In connection with the Transactions, vested stock options and restricted stock units granted under Talkspace’s equity incentive plans were cancelled, and certain holders thereof became entitled to transaction proceeds. Unvested stock options and restricted stock units granted under Talkspace’s equity incentive plans were converted into equivalent equity awards in respect of Class B Common Stock, par value $0.01 per share, of the Company. The Company financed the purchase price with the proceeds from borrowings under the DDTL Facility and Revolving Credit Facility under the Credit Agreement.

The Company and Talkspace issued a joint press release on August 17, 2026 announcing the consummation of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Joint press release dated August 17, 2026 issued by Universal Health Services, Inc. and Talkspace, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Health Services, Inc.

By:	/s/ Steve Filton
Name: Steve Filton
Title: Executive Vice President and Chief Financial Officer

Date: August 17, 2026